Unknown;Thomas J. Heckman;

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY __, 2002

REGISTRATION NO. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

--------------------------

FORM SB-2 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

(AMENDMENT NO.   )

__________________________________________________________________

AMERICAN REAL ESTATE ACQUISITION CORPORATION

________________________________________________________________

(Name of Small Business Issuer in Its Charter)

NEW YORK	6510	03-0471799
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9100 W. 148th Street	9100 W. 148th Street
Overland Park, Kansas 66221	Overland Park, Kansas 66221
913-681-0683	913-681-0683

(Address and Telephone	(Address of Principal Place
Number of Principal or	of Business Intended Principal
Executive Offices)	Place of Business)

T. DOUGLAS RENKEMEYER

AMERICAN REAL ESTATE ACQUISITION CORPORATION

9100 W. 148TH Street

Overland Park, Kansas 66221

 (913) 681-0683

_________________________________________________________

(Name, Address and Telephone Number of Agent for Service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this registration statement.

__________________________________________________________________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

__________________________________________________________________

CALCULATION OF REGISTRATION FEE

TITLE OF EACH	DOLLAR AMOUNT	PROPOSED MAXIMUM	PROPOSED MAXIMUM
CLASS OF SECURITIES TO	TO BE	OFFERING PRICE	AGGREGATE OFFERING	AMOUNT OF
BE REGISTERED	REGISTERED	PER SHARE	PRICE	REGISTRATION FEE
Subordinated notes, $1,000 par	$20,000,000	$1,000	$20,000,000	$1,840

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

AMERICAN REAL ESTATE ACQUISITION CORPORATION

CROSS-REFERENCE SHEET

	FORM SB-2 ITEM AND CAPTION	PROSPECTUS CAPTION
1	Front of Registration Statement and Outside Front Cover Page of Prospectus	Front of Registration Statement; Outside Front Cover Page
2	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover Pages
3	Summary Information and Risk Factors	Prospectus Summary; Risk Factors
4	Use of proceeds	Prospectus Summary; Use of Proceeds
5	Determination of Offering Price	Outside Front Cover Page; Prospectus summary
6	Dilution	Not applicable
7	Selling Security Holders	Not applicable
8	Plan of Distribution	Outside and Inside Front Cover Pages; Prospectus Summary; Plan of Distribution
9	Legal Proceedings	Legal Proceedings
10	Directors, Executive Officers, Promoters and Control Persons	Our Management
11	Security Ownership of Certain Beneficial Owners and Management	Our Principal Shareholders
12	Description of Securities	Description of Subordinated Notes
13	Interest of Named Experts and Counsel	Legal matters, Experts
14	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Our Management, Undertakings
15	Organization within Last Five Years	Certain relationships and Related Transactions
16	Description of Business	Our Business
17	Management’s Discussion and Analysis or Plan of Operation	Our Business, Our Plan of Operation
18	Description of Property	Description of Our Properties
19	Certain Relationships and Related Transactions	Management; Certain Relationships and Related Transactions
20	Market for Common Equity and Related Stockholder Matters	Not applicable
21	Executive Compensation	Management- Executive Compensation
22	Financial Statements	Financial Statements
23	Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	Not applicable

Subject to Completion, Dated _______, 2002

PROSPECTUS

Dated ______, 2002

AMERICAN REAL ESTATE ACQUISITION CORPORATION

$20,000,000 of Subordinated Notes

The Notes will be issued by American Real Estate Acquisition Corporation. We refer to ourselves as AREC and are offering the following series of subordinated notes for sale:

Series 2002

Principal Amount

$20,000,000

Issue Date

Upon acceptance of subscription

Interest Rates

Fixed at issue date (1)

Maturity Dates

5 years to 10 years (2)

Price

$1,000

Net Proceeds to AREC

$19,750,000

(1)  When you are solicited or inquire of the Notes offered, you will receive a supplement to this Prospectus  which sets forth the current interest rate per maturity of the Notes.  Interest rates on the notes will be fixed at the date of issuance.

(2)  Maturity dates on the Notes vary from five to ten years as subscribed for by the purchaser.

·

The Notes will be an unsecured obligation of AREC, and will be subordinate to any indebtedness we may incur.

·

The price per Note of $1,000, less expenses incurred by us for this offering, will yield proceeds per note to us of $987.50.

·

There is no minimum amount of notes offered that need be sold.  Proceeds received for the subscriptions for the Notes will be applied to our general operating account.

·

We estimate that approximately $250,000 will be expended by us for expenses and fees on behalf of this offering.

The Notes will only be offered by directors, officers, and selected employees who will not be compensated for such services.

The Notes involve a great deal of risk.  Before you purchase any Notes, be sure you understand the structure and the risks.  See “Risk Factors” beginning page 3 of this prospectus for a discussion of those risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Contact:

American Real Estate Acquisition Corporation

9100 W. 148th Street

Overland Park, Kansas 66221

(913) 681-0683

PROSPECTUS SUMMARY

Our Company

American Real Estate Acquisition Corporation, a New York corporation (the “Company” or “AREC”), was formed on July 12, 2002.  AREC intends to enter the business of purchasing commercial real estate for the purpose of leasing the real estate to commercial tenants.  AREC has not been engaged in investing in real estate or any other business activities prior to the date of this Prospectus. We are offering subordinated notes to provide funding for our intended business operations.  AREC will be the sole obligor on the subordinated notes.  We intend to utilize the assets funded by the proceeds of the subordinated notes as collateral to obtain senior indebtedness.

AREC’s principal executive offices are located at 9100 W. 148th Street, Overland Park, Kansas 66221. OurIts telephone number is (913) 681-0683.

The Offering

The Subordinated Notes are authorized by our board of directors for issuance under certain terms and conditions and purposes as described as follows:

Securities Offered……………………….

There will be $20,000,000 aggregate principal amount of our Notes to be offered as our Subordinated Notes (“Notes”).  The Notes mature before ten years as selected by the purchaser at an interest rate fixed at the date of issuance.  Each note will be in the denomination of at least $1,000.  There is no minimum amount of the Notes offered for sale required to be sold.

Interest Rate and Payment Dates………..

Interest rates will be fixed as of the date of issuance.  The interest rates will vary with the maturity of the Notes selected by the purchaser.  We will provide the prospective purchaser the current interest rate per maturity by a supplement to this Prospectus.  The Notes will pay simple interest and, at the option of the investor, will be payable on a monthly, quarterly, semi-annual or annual basis.

Date of Issuance………………………….

The date of issuance on the Notes will be the date the subscription is received from the purchaser and is accepted by us.

Optional Redemption…………………….

The Notes may be redeemed by us at anytime, in full or in part, at our election.  We will provide you with no less than 6120 days notice of our intent to redeem the Note.

Ranking…………………………………...

The Notes will be unsecured obligations of AREC, and will be subordinate to any indebtedness that we may incur in the future. We intend to acquire senior indebtedness in the future.

Use of Proceeds…………………………..

The net proceeds from this offering, will be used for (i) investing in commercial real estate as described herein, and (ii) working capital and general business purposes.  See (“Use of Proceeds”).

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Risk Factors

The Notes we are offering involve a high degree of risk, and there are risks associated with our business.  See “Risk Factors” beginning on Page 3___.

Summary Financial Data

 The Company was formed on July 12, 2002 and has total capital of $10,000 as of July 15, 2002.  AREC is in the developmental stage and has had no revenues as of the date of this Prospectus.

***********************************************

THE DATE OF THIS PROSPECTUS IS JUNE __, 2002.

FORWARD LOOKING STATEMENTS

We have used words such as ऺnticipate,” 鎾lieve,” ाstimate,” “may,” “intend,” ाxpect” and other similar expressions, which identify forward-looking statements.  Actual results could differ materially from those suggested by these forward-looking statements.  These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, including:

·

our limited sources of funds from which we may meet our obligations;

·

the highly competitive nature of our business;

·

failure to control defaults on our loans or leases;

·

regulatory limitations imposed on our lending activities;

·

failure to maintain qualified management and skilled personnel.

Many of these factors are beyond our control.

RISK FACTORS

IN ADDITION TO OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SUBORDINATED NOTESNOTES OFFERED BY THIS PROSPECTUS. CAREFULLY CONSIDER THAT THE NOTES ARE SPECULATIVE AND SUBJECT TO A HIGH DEGREE OF RISK.  IN ADDITION TO FACTORS SET FORTH ELSEWHERE IN THIS PROSPECTUS YOU SHOULD CONSIDER THE FOLLOWING.

Risks Specific to the Subordinated NotesNotes Offered:

The subordinated notesNotes offered by this prospectus are not insured against loss

Because the subordinated notesNotes are not insured against loss by the FDIC or any governmental  or private agency, you could lose your entire investment.  Neither the FDIC nor any other governmental or private agency insures the subordinated notes offered by this prospectus. The holder of the debt securities is dependent solely upon sources such as our earnings, proceeds from the sale of assets and, our working capital and other sources of funds, including proceeds from the continuing sale of subordinated deb for repayment of principal at maturity and the ongoing payment of interest on the subordinated notesNotes. If these sources of repayment are inadequate, you could lose your entire investment. If our sources of repayment are not adequate, we may be unable to repay the subordinated notesNotes at maturity and you could lose all or a part of your investment.

Our business operations are not subject to examination by federal banking regulators

Because our business operations are generally not subject to regulation and examination by federal banking regulators, these protections are not available to protect purchasers of our subordinated notes.

We are not required to set aside funds to repay the subordinated notesNotes

There is no sinking fund or trust indenture related to the subordinated notesNotes.  Since we do not set aside funds to repay the subordinated notesNotes offered, you must rely on our revenues from operations and other sources for repayment. If our sources of repayment are not adequate, we may be unable to repay the interest or repay the principal required by the subordinated notesNotes at maturityand you could lose all or a part of your investment.

The subordinated notesNotes are unsecured and second in right of payment to any existing or future othersenior indebtedness

Since the subordinated notesNotes are unsecured and second in right of repayment to otherany senior debt (see 鏞scription of Notes” for definition) borrowed now and in the future, in the event of insolvency, debt holders would be repaid only if funds remain after the repayment of our othersenior debt. There is no limitation on the amount of senior debt we can incur.  We do intend to acquire othersenior debt in the future.

Your ability to liquidate your investment is limited

The Subordinated NotesNotes offered hereby are non-negotiable and are therefore not transferable without the prior written consent of the Company. Due to the non-negotiable nature of the Subordinated NotesNotes and the lack of a

3

market for the sale of the Subordinated NotesNotes, even if the Company permitted a transfer, investors may be unable to liquidate their investment even if circumstances would otherwise warrant such a sale.

Our management has broad discretion over how to use the proceeds of the offering

Since no specific allocation of the proceeds has been determined as of the date of this Prospectus, our management will have broad discretion in determining how the proceeds of the offering will be used. As a result, management could use the funds for investments in assets, which could result in unforeseen losses for the Company. See "Use of Proceeds."

Risks Specific to Our Business:

General

Our primary business is the purchasing of commercial real estate for the purpose of leasing the real estate to commercial tenants.  Investing in commercial real estate is an inherently risky business.  The success of our Company will depend to some extent upon factors over which we have no control, such as trends in the economy, general interest rates, levels of capital investment, income tax laws, changes in operating expenses, governmental regulations and the availability of satisfactory investment and disposition opportunities.

We are a development stage company newly formed venture with an absence of operating history therefore we may never be able to establish profitable operations

Our Company was formed on July 12, 2002 and has limited financial resources with which to establish profitable operations and implement its business plan. Our Company does not currently have revenues and is entirely dependent on the sale of Notes to engage in its intended business purposes.  Our Company may never be successful in establishing profitable operations, which frequently occurs with new or recently formed businessventures. Therefore an investor in the Notes may sustain a loss of his or her entire investment and therefore an investment in the Notes is immediately at risk.

The success of our business plan is dependent on the sale of subordinated notesNotes

The Company’s ability to implement its business plan and reach profitability is dependent on the successful sale of its subordinated notesNotes. Numerous investment alternatives are available to investors and may cause investors to evaluate investment opportunities more critically. We may experience unanticipated declines in sales of Notes or increases in redemption d...

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